UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2007

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Cassia Way, Suite A115, Henderson, Nevada	89014
(Address of principal executive offices)	(Zip Code)

(702) 558-5164

Registrant's telephone number, including area code

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 29, 2007, Emergency Filtration Products, Inc. (the “Company”) announced the appointment of Phillip Dascher as Chief Executive Officer of the Company.  Mr. Dascher’s appointment is effective immediately.  Douglas Beplate will continue as the Company’s President and as a member of the board of directors.

As compensation for his services as CEO, Mr. Dascher has agreed to accept options to purchase up to 850,000 shares of the Company’s common stock at an exercise price of $0.76 per share, the closing price of the Company’s stock on the date Mr. Dascher accepted his appointment, exercisable for seven years from the date of grant.  100,000 options will vest immediately, and an additional 150,000 options will vest after 90 days, subject to the approval by the Company’s board of directors of the completion of certain organizational and administrative tasks, including the presentation to the board of one year and three year budget plans and an extensive sales and marketing plan.  Additional vesting will occur subject to the achievement of various strategic objectives, including the receipt of FDA approval for the Company’s NanoMask product and budget planning for fiscal 2008 and 2009.  Mr. Dascher will serve at the board’s discretion.  If terminated by the board, Mr. Dascher’s unvested options will be cancelled.  Mr. Dascher will not receive any salary or benefits.  A formal written agreement reflecting the above terms will be completed and executed in the near future.

Mr. Dascher has extensive experience managing and building companies. From 1996 to the present, Mr. Dascher has been managing his personal investment portfolio and working on consulting assignments for various companies.  From 1985 to1996, Mr. Dascher founded two apparel companies, Pelle Leather, Ltd. and General Clothing Co., Ltd.,  with offices in New York, Dallas and Milan.  During his tenure, sales volumes reached $48 million, with sales to national retailers, department stores and specialty store chains in the United States and Italy.  Prior to that period, Mr. Dascher founded and sold three other apparel companies from 1972 to 1979.

The full text of the press release announcing the Mr. Dascher’s appointment is attached to this filing as an exhibit.

Item 9.01 Financial Statements and Exhibits

Exhibit 99

Press release dated January 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 29, 2007

Emergency Filtration Products, Inc.

By:  /S/ Douglas K. Beplate

Douglas K. Beplate, President